UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2016

CLEAR CHANNEL OUTDOOR

HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32663	86-0812139
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road, Suite 100

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 832-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 7, 2016, subsidiaries of Clear Channel Outdoor Holdings, Inc. (the “Company”) completed the sale of five non-strategic outdoor markets in Reno, Nevada, Seattle, Washington, Des Moines, Iowa, Cleveland, Ohio and Memphis, Tennessee to Lamar Advertising Company for an aggregate purchase price of $458.5 million (the “Lamar Transactions”), and on January 14, 2016, subsidiaries of the Company completed the sale of three non-strategic outdoor markets in Portland, Oregon, Fort Smith, Arkansas and Wichita, Kansas to independent operators for an aggregate purchase price of $107.5 million (together with the Lamar Transactions, the “Outdoor Transactions”).

On January 21, 2016, (i) the Company notified its parent company, iHeartCommunications, Inc. (“IHC”), that on February 4, 2016, it intends to demand (the “Demand”) repayment of $300.0 million outstanding on the Revolving Promissory Note, dated as of November 10, 2005, between IHC, as maker, and the Company, as payee (as amended by the first amendment dated as of December 23, 2009 and the second amendment dated as of October 23, 2013, the “Note”), and (ii) the board of directors of the Company declared special cash dividends payable on February 4, 2016 to Class A and Class B stockholders of record at the closing of business on February 1, 2016, in an aggregate amount equal to $540.0 million, using proceeds of the Demand together with cash on hand relating to the Outdoor Transactions. As the indirect parent of the Company, iHeartCommunications, Inc. will be entitled to receive approximately 90.1%, or approximately $486.7 million, of the dividend proceeds through its wholly-owned subsidiaries. The remaining approximately 9.9% of the dividend proceeds, or approximately $53.3 million, will be paid to the public stockholders of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: January 21, 2016	By:	/s/ Lauren E. Dean
Lauren E. Dean
Vice President, Assistant General Counsel and
Assistant Secretary

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